DENNY’S CORPORATION PROVIDES BUSINESS UPDATE
IN RESPONSE TO COVID-19

Spartanburg, S.C., June 16, 2020 – Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today provided a business update on the impact of the COVID-19 pandemic on the Company’s operations.

The Company remains focused on the safety and wellbeing of its guests, restaurant teams, franchisees, employees, and suppliers as dining rooms continue to open. Enhanced training materials and communications have been distributed to the entire system of restaurants, reinforcing strict food safety procedures, handwashing and personal hygiene standards, and enhanced daily deep cleaning protocols.

Sales

While the COVID-19 pandemic and various related government mandates restricting dine-in restaurant service have disrupted domestic and international operations for Denny’s Corporation and its franchisees, domestic system-wide same-store sales1 have sequentially improved on a weekly basis during the second quarter of 2020, as compared to the equivalent weeks of 2019. During this time, most restaurants have been operating with streamlined menus and reduced operating hours, which have impacted same-store sales1 results. The following table presents the percentage change for second quarter weekly results as compared to the equivalent fiscal weeks in 2019:

Second Quarter 2020 Weekly Domestic System-Wide Same-Store Sales1 for the weeks ended:

Fiscal April				Fiscal May				Fiscal June
4/01*	4/08*	4/15*	4/22*	4/29*	5/06*	5/13	5/20	5/27	6/03	6/10
-79%	-78%	-76%	-72%	-72%	-68%	-63%	-60%	-55%	-47%	-40%
*Weekly results previously reported.

As dine-in restrictions have continued to ease, the number of Denny’s restaurants with open dining rooms has grown significantly, as illustrated in the following table:

Number of Domestic Restaurants Operating with Open Dining Rooms for the weeks ended:

4/29	5/6	5/13	5/20	5/27	6/03	6/10
11	339	521	646	967	1,116	1,234

Of those restaurants operating with open dining rooms as of June 10, 2020, approximately 56% were limited to a capacity of 50% - 60% and approximately 2% were limited to a capacity of 25% - 33%. In addition, all restaurants required to adhere to social distancing guidelines were doing so; this constituted approximately 42% of our restaurants as of June 10, 2020.

The easing of dine-in restrictions has contributed to the reopening of restaurants that previously had elected to temporarily close. The following table presents the percentage of total domestic restaurants open each week:

Percentage of Domestic Restaurants Open for the weeks ended:

4/29	5/6	5/13	5/20	5/27	6/03	6/10
71%	76%	82%	84%	90%	92%	94%

As of June 10, 2020, 107 Denny's restaurants remained temporarily closed, including 93 domestic franchise restaurants and 14 international franchise restaurants.

Average unit volumes of off-premise sales more than doubled between February 2020 and April 2020, supported by temporarily waived delivery fees, new “Dine-Thru” curbside service programs, and recently launched shareable family meal packs. As dining rooms have started reopening, Denny’s restaurants have retained over 90% of the increase in off-premise sales thus far during fiscal June 2020, compared to fiscal April 2020.

Franchisee Support

In addition to the previously disclosed direct financial relief to Denny’s franchise partners, the Company has agreed to a one-time $3 million royalty abatement in the second fiscal quarter of 2020. The Company has secured rent relief in the form of abatements or deferrals for over 77% of the leases in which the Company is a lessee, including those instances in which the Company subleases to franchisees and will be extending the same relief to the franchisees as a pass through.

Substantially all Denny’s franchisees are pursuing available forms of relief under federal stimulus programs, and franchisees representing approximately 99% of total domestic franchise restaurants have received funding under the Paycheck Protection Program.

1 Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 25, 2020, Denny’s had 1,695 franchised, licensed, and company restaurants around the world including 147 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Indonesia, and Aruba. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the rapidly evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health, social and political conditions that impact consumer confidence and spending, including with respect to social unrest and COVID-19; competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 25, 2019 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact: Curt Nichols
          877-784-7167

Media Contact: Hadas Streit, Allison+Partners
          646-428-0629